EXHIBIT 99.1

Northrim News

Date: August 23, 2011

Contact: Blythe Campbell, SVP Marketing and Communications, 907 261 3302

David McCambridge Elected to Board of Directors

The Board of Directors of Northrim BanCorp, Inc. (Nasdaq: NRIM) announces the election of David McCambridge to the boards of Northrim Bancorp and its wholly owned subsidiary Northrim Bank, increasing the number of BanCorp directors to 11.

McCambridge retired from KPMG LLC in September 2010 after a 32-year career with the organization, starting in the Anchorage office in 1978. McCambridge was promoted to Partner in 1991, and served primarily financial services clients. He was the engagement partner or concurring review partner on more than 100 employee benefit plans.

McCambridge was appointed to serve on the company’s audit and compensation committees. “David’s significant financial experience qualifies him as a financial expert on the audit committee in accordance with the rules of the Securities and Exchange Commission (SEC),” said Northrim BanCorp Chairman Marc Langland. “His experience with employee benefit plans brings additional skills to the Compensation Committee.”

McCambridge has worked with Alaska businesses, nonprofit organizations, state agencies and Alaska Native Regional Corporations, and is actively involved in a number of community organizations including the Great Alaska Council of Boy Scouts, Alaska Kidney Foundation and the Tanaka Foundation.

“Northrim will benefit from David’s financial expertise and knowledge of the Alaska business community,” said Langland. “He joins a seasoned group of skilled and experienced directors.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

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